   Toni Perazzo
   Chief Financial Officer
   (650)-340-1888
                                                                                             FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS THIRD QUARTER 2013 RESULTS

(BURLINGAME, CA), November 8, 2013 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the third quarter ended September 30, 2013.

The Company reported a net loss of $0.3 million, or ($0.22) per diluted share, for the third quarter of 2013, compared to net income of $1.1 million, or $0.71 per diluted share, for the third quarter of 2012.  The Company reported net income of $4.6 million, or $2.91 per diluted share, for the nine months ended September 30, 2013, compared to net income of $3.4 million, or $2.18 per diluted share, for the nine months ended September 30, 2012.

Total revenues were $6.9 million and $27.0 million for the third quarter and nine months ended September 30, 2013, respectively, compared to total revenues of $7.1 million and $21.4 million, respectively, for the same periods a year ago.

Operating lease revenue was lower in the third quarter and first nine months of 2013 compared to the same periods a year ago primarily as a result of lower portfolio utilization and reduced revenue for assets for which the Company does not record revenue in advance of cash receipt as a result of substantial uncertainty of collectability.  The effects of these decreases were partially offset by increases in operating lease revenue from assets purchased during 2012 and 2013.

Maintenance reserves revenue was lower in the third quarter of 2013 compared to the same period a year ago, primarily reflecting reduced revenue for leases under which the Company does not record revenue in advance of cash receipt as a result of substantial uncertainty of collectability.  Maintenance reserves revenue for the nine months ended September 30, 2013 was higher compared to the same period a year ago.  The increase was primarily due to a one-time payment of $6.5 million received from the prior lessee of two of the Company’s aircraft when the leases were assigned to a new lessee in 2012, which payment was recognized as maintenance reserves revenue upon subsequent termination of the leases in the first quarter of 2013.

Gain on disposal of assets in 2013 resulted from the sale of four aircraft, one in each of the first and second quarters and two in the third quarter.  During the first nine months of 2012, the Company sold one aircraft, in the second quarter.

Total expenses increased by approximately $1.9 million and $3.8 million in the third quarter and first nine months of 2013 as compared to the same periods in 2012.

Maintenance expense was higher in the 2013 periods as a result of increases in maintenance performed by lessees using nonrefundable reserves and maintenance performed by the Company on off-lease aircraft.

Depreciation was higher in the 2013 periods primarily as a result of acquisitions and changes in residual assumptions from year to year.

The Company’s interest expense was lower in the 2013 periods as a result of a lower average outstanding debt balance and lower amortization of renewal fees related to the Company’s credit facility.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income:
Operating lease revenue	$4,368	$5,793	$13,941	$17,389
Maintenance reserves revenue	557	1,264	8,261	3,027
Gain on disposal of assets	1,985	-	4,148	874
Other income	38	26	644	80
	6,948	7,083	26,994	21,370
Expenses:
Maintenance costs	2,451	807	6,240	3,175
Depreciation	1,790	1,546	5,340	4,526
Management fees	1,054	1,092	3,218	3,085
Interest	966	1,234	3,034	3,459
Professional fees and other	556	642	1,777	1,589
Bad debt expense	358	-	358	310
	7,175	5,321	19,967	16,144
Income/(loss) before income tax provision	(227)	1,762	7,027	5,226
Income tax provision	114	649	2,414	1,827
Net income/(loss)	$(341)	$1,113	$4,613	$3,399
Earnings/(loss) per share:
Basic	$(0.22)	$0.72	$2.99	$2.20
Diluted	$(0.22)	$0.71	$2.91	$2.18
Weighted average shares used in earnings/(loss) per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,565,057	1,587,329	1,560,453

Summary Balance Sheet:	September 30, 2013	December 31, 2012	September 30, 2012
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$152,340	$152,426	$154,557
Total liabilities	$101,848	$106,547	$110,468
Stockholders’ equity	$50,492	$45,879	$44,089